Exhibit 10.47

June 27, 2006

Re: Update of Agreement concerning transition from employment

Dear Geoff:
This letter will update the March 21 2006 agreement that we reached concerning your separation from employment with Novelis.
You stepped down from the day to day activities as Chief Financial Officer of Novelis effective the end of the working day on June 16 2006, following which you began using all unused vacation for 2006 and 2007 accrued vacation time. Your active employment ended on June 16 2006, whereupon you went on the non-active payroll that will terminate on August 11 2006.
Your compensation through the end of your employment will be addressed as follows:
     1. From the present date until your employment ends on August 11 2006, your compensation will continue as at your present rate of pay.
     2. The employment period for the purposes of the non-qualified pension established for you by Novelis will cover the period from your date of hire by Novelis, May 18, 2004, to your last day on the non-active payroll of August 11 2006.
     3. You elected the “Termination for Good Reason” clause of the Change of Control Agreement signed by you on November 8, 2004.
     4. Since you elected the “Termination for Good Reason” clause of the Change of Control Agreement you will be entitled to the “Special Indemnity Payment” which is “an amount equal to 24 months of Executive’s total cash compensation” (i.e. base salary plus STIP Guideline amount) in effect on the date of termination.
     5. Novelis has provided you with a General Release and Waiver of Claims against Novelis, in consideration for customary relocation expenses to Florida with some furniture being shipped to Canada, (including the purchase of your home subject to your best efforts to sell your home but not including the one month net miscellaneous payment.
If you agree that this letter accurately describes the terms of our agreement, please sign a copy of it in the space provided below and return that copy to me.

Sincerely,
/s/ David Godsell
David Godsell

It is so agreed:
/s/ Geoff Batt
Geoff Batt